FORM OF

SUB-ADVISORY AGREEMENT

EQUINOX ASPECT CORE DIVERSIFIED STRATEGY FUND

THIS SUB-ADVISORY AGREEMENT is made as of the              day of                     , 2014, among Equinox Funds Trust, a Delaware statutory trust (the “Trust”), Equinox Aspect Core Diversified Strategy Fund Limited, a limited company organized under the laws of the Cayman Islands that is a wholly-owned and controlled subsidiary of the Fund (the “Subsidiary”), Equinox Fund Management, LLC (the “Adviser”), a limited liability company organized under the laws of the state of Delaware and Aspect Capital Limited, a limited liability company incorporated and existing under the laws of England and Wales (Registration Number 3491169) whose registered office is at 10 Portman Square, London W1H 6AZ, United Kingdom (the “Sub-Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest; and

WHEREAS, the Equinox Aspect Core Diversified Strategy Fund (the “Fund”) is a series of the Trust and the Subsidiary is wholly-owned and controlled by the Fund; and

WHEREAS, the Adviser acts as the investment adviser for the Fund pursuant to the terms of one or more an investment advisory agreements with the Trust and the Subsidiary under which the Adviser is responsible for the coordination of investment of the Fund’s and the Subsidiary’s assets in portfolio securities and other assets (the “Investment Advisory Agreement”); and

WHEREAS, the Adviser is authorized under the Investment Advisory Agreement to delegate its investment responsibilities with respect to the Fund and the Subsidiary to one or more persons or companies;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust, the Subsidiary, the Adviser and the Sub-Adviser agree as follows:

1. Appointment of Sub-Adviser. The Adviser, the Subsidiary and the Trust hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund and the Subsidiary which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the “Sub-Advised Accounts”). The Adviser may, from time to time, make additions to and withdrawals from the Sub-Advised Accounts in accordance with the operating procedures agreed to from time to time by the parties.

2. Acceptance of Appointment.

The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Fund and the Subsidiary to manage the assets of the Fund and the Subsidiary from time to time in the Sub-Advised Accounts (the “Investments”) in accordance with the Aspect Core Diversified Program as described in Annex A hereto (the “Investment Program”) and subject to the Investment Guidelines (set out in Schedule A hereto) and to implement such decisions on a timely basis in accordance with the provisions of this Agreement. The Investment Program will be applied by the Sub-Adviser to the assets of the Sub-Advised Accounts as if such accounts were a single investor.

3. Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the items set out in (a) to (d) and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto, it shall also provide the Sub-Adviser with any proposed drafts of the documents in item (e) in reasonable time prior to effectiveness of such document:

a. The Fund’s and the Subsidiary’s Investment Advisory Agreement;

b. The Trust’s most recent effective registration statement (the “Registration Statement”) and financial statements with respect to the Fund as filed with the Securities and Exchange Commission;

c. The Trust’s Agreement and Declaration of Trust and By-Laws;

d. The Subsidiary’s organizational and operating documents, if any; and

e. Any policies, procedures or instructions adopted or approved by the Trust’s Board of Trustees or a governing body of the Subsidiary relating to obligations and services provided by the Sub-Adviser.

4. Portfolio Management Services of the Sub-Adviser.

a. The Sub-Adviser is hereby employed and authorized to select portfolio securities and other assets for investment by the Fund and the Subsidiary, to purchase and to sell securities and other assets for the Sub-Advised Accounts, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 4, 5, 6 and 7 hereof and Schedule A hereto (as amended from time to time by the parties to this Agreement).

b. In providing portfolio management services to each of the Sub-Advised Accounts, the Sub-Adviser shall be subject to and shall use all reasonable endeavours to conform to such investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, applicable statutes and regulations of foreign jurisdictions and the supervision and control of the Board of Trustees of the Trust or a governing body of the Subsidiary in accordance with the 1940 Act, in each case to the extent specifically applicable to the Sub-Adviser in its capacity as the Sub-Adviser with respect to the Fund or the Subsidiary respectively as per this Agreement, such specific instructions as the Board of Trustees or a governing body of the Subsidiary has adopted and communicated to the Sub-Adviser on the date of this Agreement or such specific instructions as the Board of the Trustees or a governing body of the Subsidiary may agree to with the Sub-Adviser from time to time, the investment objective, policies and restrictions of the Fund or the Subsidiary as agreed between the parties from time to time the provisions of Schedule A and Schedule B hereto and other instructions communicated to the Sub-Adviser by the Adviser on the date of this Agreement (including, but not limited to, the investment objective, policies and restrictions attached hereto as Annex A). The Sub-Adviser is not authorized by the Trust or the Subsidiary to take any action, including the purchase or sale of securities or other assets for the Sub-Advised Accounts, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Sub-Adviser shall maintain on behalf of the Trust and, to the extent required, the Subsidiary, the records listed in Schedule B hereto (as amended from time to time by the parties to this Agreement). At the Trust’s or the Subsidiary’s reasonable request, the Sub-Adviser will consult with the Trust, the Subsidiary or with the Adviser with respect to any decision made by it with respect to the investments of the Sub-Advised Accounts.

c. Each of the Trust, the Subsidiary and the Adviser acknowledge and agree that the Investment Guidelines (if any) shall not be deemed to have been breached as a result of any circumstances of Force Majeure or any events or circumstances which are otherwise outside the reasonable control of the Sub-Adviser including, but not limited to, appreciation or depreciation in the price or value of the Investments brought about solely through movements in the market.

d. Without prejudice to the generality of the foregoing, and in accordance with the Sub-Adviser’s appointment under Section 1 and Section 2 hereof, the Adviser, the Trust and the Subsidiary hereby appoint and authorize the Sub-Adviser to:

i. give any brokers, counterparties or other persons any instructions on behalf of the Fund or the Subsidiary which may be necessary or desirable for the proper performance of the services under this Agreement and each of the Trust, the Subsidiary and the Adviser agrees to confirm such authority to such parties on request.

ii. upon execution of this Agreement, the Adviser, the Subsidiary the Trust, as appropriate shall (if required) execute and deliver to the Sub-Adviser one or more powers of attorney in such form as the Sub-Adviser may reasonably request so as to authorize the relevant executing brokers to accept instructions directly from the Sub-Adviser without prior reference to the Adviser, the Trust or the Subsidiary and each of the Adviser,, the Trust and the Subsidiary further agrees to execute such other documents as the Sub-Adviser may reasonably require to facilitate the appointment of all executing brokers.

For the purposes of this Agreement, “Force Majeure” means circumstances beyond the reasonable control of either party and shall include without limitation: acts of God; any change to the law, order or regulation of a governmental, supranational or regulatory body; currency restrictions, devaluations and fluctuations; any act of terrorism; market conditions affecting the execution or settlement of transactions or the value of assets; failure or breakdown in communications not reasonably within the party’s control; and the failure of any relevant exchange or clearing house.

5. Investment Objective, Policies and Restrictions.

a. The Trust hereby provides the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Sub-Advised Accounts as set forth in Annex A and Schedule A of this Agreement. Any change in the fundamental and non-fundamental investment policies of the Fund or the Subsidiary, all amendments or supplements to the Prospectus and Statement of Additional Information or such other governing documents with respect to (i) the Sub-Adviser and/or (ii) the Fund’s or the Subsidiary’s investment objective, policies and restrictions applicable to the Sub-Advised Accounts, shall be agreed by the parties to this Agreement in writing (including by email). Each of the Trust and the Subsidiary further agrees to provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. The Trust and the Subsidiary retain the right, on written notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions pursuant to a requirement under applicable laws subject to (i) the requirement to provide the Sub-Adviser as much notice as possible of any proposed modification (up to a maximum of 90 days’ notice) and (ii) the requirement to consult with the Sub-Adviser and use reasonable endeavours to agree any such modification prior to it taking effect.

b. Each of the Adviser, the Trust and the Subsidiary acknowledges and agrees that:

i. the Sub-Adviser may, in its sole discretion, make changes to the Investment Program from time to time, including as a result of its ongoing commitment to research and development, without prior notification to the Trust or the Subsidiary provided that any material change to the Investment Objective or Investment Policy will only be made upon the prior written consent of the Trust and the Adviser (which would enable the Adviser to provide notice to shareholders of the Fund if required pursuant to the Registration Statement);

ii. no assurance, representation, warranty or guarantee has been given to the Adviser, the Trust or the Subsidiary by the Sub-Adviser or any other person as to the performance or profitability of the Sub-Advised Accounts (or any part of them) or that the investment objectives set out in the Investment Objective, Investment Policy and Investment Guidelines (if any) will be achieved;

iii. subject to Section 13, all risks relating to transactions ordered by the Sub-Adviser on behalf of the Sub-Advised Accounts (including any trading or system error or a breach of the Investment Guidelines) shall be borne by the Fund or the Subsidiary as principal and, accordingly, all gains or losses accruing on the Sub-Advised Accounts shall belong to and be borne by the Fund or the Subsidiary;

iv. except as provided otherwise in this Agreement and in particular Section 13 hereof, the Sub-Adviser will not be liable for any loss to the Fund, the Trust, the Subsidiary or the Adviser; and

v. the Sub-Adviser shall not be responsible for the provision of any safe custody or settlement services in respect of the Investments or any documents of title or certificates evidencing title relating thereto.

6. Transaction Procedures. All transactions will be consummated by payment to or delivery by any custodian or futures commission merchant designated by the Trust in respect of the Sub-Advised Accounts (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing (including by email), of all cash and/or securities due to or from the Sub-Advised Accounts, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust and to the administrator designated by the Trust or any other designated agent of the Trust, all investment orders for the Sub-Advised Accounts placed by it with brokers and dealers at the time and in the manner set forth in Schedule B hereto (as amended as agreed between the Adviser and Sub-Adviser from time to time). The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that the Sub-Adviser is responsible for reviewing, on a T+1 basis, all trade confirmations it receives to determine that transactions were executed in accordance with the Sub-Adviser’s instructions. If the Sub-Adviser determines, on a T+1 basis, that an error was made in connection with a transaction, or that a transaction was executed other than in accordance with the Sub-Adviser’s instructions, the Sub-Adviser shall promptly notify the Adviser, the Custodian and/or the Fund Administrator of this fact, and shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected.

7. Allocation of Brokerage.

a. The Sub-Adviser shall have authority and discretion to:

i. select and appoint on behalf of the Fund or the Subsidiary such executing brokers and dealers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 7(c) hereof) to execute portfolio transactions initiated by the Sub-Adviser, as it believes are necessary to facilitate trading activities on behalf of the Sub-Advised Accounts and to liaise with such executing brokers on behalf of the Fund or the Subsidiary, as the case may be; and

ii. execute and give effect to give-up agreements (for the purpose of enabling a trade which has been executed through an executing broker to be “given-up” to the Fund’s or the Subsidiary’s clearing broker) on behalf of the Fund or Subsidiary;

b. The Sub-Adviser shall also have authority and discretion and for the selection of the markets on or in which the transactions will be executed, subject to the following and subject to conformance with the policies and procedures set out in Annex A and Schedule A hereof.

c. In executing portfolio transactions, the Sub-Adviser will give primary consideration and shall take all reasonable steps to achieve best execution for the Fund or the Subsidiary, as the case may be, in accordance with the Sub-Adviser’s Execution Policy (as amended from time to time).

d. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Trust, the Adviser, the Subsidiary nor the Sub-Adviser has adopted a formula for allocation of the Fund’s or the Subsidiary’s investment transaction business. It is also understood that it is desirable for the Fund and the Subsidiary that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities and other assets for the Sub-Advised Accounts with certain such brokers, subject to review by the Trust’s Board of Trustees or a governing body of the Subsidiary, as the case may be, from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients of the Sub-Adviser. The Sub-Adviser is also authorized to place orders with certain brokers for services deemed by the Adviser to be beneficial for the Fund or the Subsidiary; and the Sub-Adviser shall follow the directions of the Adviser, the Trust or the Subsidiary in this regard.

e. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Sub-Advised Accounts as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the best price and execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner that is consistent with its allocation policy, and that the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust in respect of the Fund, the Subsidiary, and to such other clients.

f. The Adviser agrees that it will provide the Sub-Adviser with a list that includes any broker or dealer which is (i) an affiliated person of the Trust or the Adviser or any sub-adviser for any series of the Trust; (ii) a principal underwriter of the Trust’s shares; or (iii) an affiliated person of such affiliated person or principal underwriter (each such person or entity listed on the list provided to the Sub-Adviser shall be treated as an “IA Affiliated Party”. The Adviser shall provide 30 days notice to the Sub-Adviser for any amendments to the list of IA Affiliated Parties. The Sub-Adviser agrees that it will not knowingly execute any portfolio transactions for the Sub-Advised Accounts with a broker or dealer which is (i) an affiliated person of the Sub-Adviser (ii) an affiliated person of such an affiliated person or (iii) an IA Affiliated Party unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and the Trust’s Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1 or (z) executed in accordance with Rule 10f-3(c) of the 1940 and the Trust’s Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3.

g. The Sub-Adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1, and 17a-10 under the 1940 Act, the Sub-Adviser (i) will not consult with any other sub-adviser of the Fund or Subsidiary, which is advising the Fund or the Subsidiary, concerning the Sub-Adviser or its affiliated persons’ transactions with the Fund in securities or other assets of the Fund, and (ii) will be limited to providing investment advice with respect to the Sub-Advised Accounts.

8. Reports to the Sub-Adviser. The Trust or the Subsidiary will provide the Sub-Adviser with such periodic reports concerning the status of the Sub-Advised Accounts as the Sub-Adviser may reasonably request.

9. Use of Name.

a. The Sub-Adviser has certain rights in relation to the trade marks “Aspect”, “Aspect Capital” and “Aspect Capital: The Science of Investment” (the “Trade Marks”) in certain territories in relation to the provision of investment management services, and owns certain trade mark registrations and pending applications for the Trade Marks (the “Registrations”), and has as a result of its use acquired an extensive and valuable reputation associated with the Trade Marks.

b. The Sub-Adviser grants to the Fund and the Subsidiary the non-exclusive license for the duration of this Agreement only to use the Trademarks in relation to the name of the Fund or the Subsidiary and in connection with the services provided under this Agreement subject to terms of this Section 9.

c. All rights in and to the Trade Marks and the Registrations and to all the reputation and goodwill associated with the Trade Marks, including any reputation and goodwill that may accrue as a result of the Fund’s or the Subsidiary’s use of the Trade Marks, are reserved to and shall belong absolutely to the Sub-Adviser. Each of the Trust, the Subsidiary and the Adviser agrees to execute such documents and do such other things as the Sub-Adviser may reasonably request from time to time, including after termination of this Agreement, to confirm any such rights to the Sub-Adviser.

d. No rights or licenses are conferred on the Fund or the Subsidiary pursuant to this Section 9 except those expressly set out in this Section 9, and none shall survive termination of this Agreement howsoever caused.

e. The above license is further conditioned upon the employment of the Sub-Adviser as the investment sub-adviser to the Fund or the Subsidiary. The Trademarks may and will be used from time to time in other connections and for other purposes by the Sub-Adviser and any of its affiliates. The Sub-Adviser may require the Fund or the Subsidiary immediately to cease using the Trademarks in the name of the Fund or the Subsidiary and in connection with the Fund’s or Subsidiary’s operations if the Fund or the Subsidiary ceases to employ, for any reason, the Sub-Adviser, any successor thereto or any affiliate thereof as investment sub-adviser.

10. Fees for Services. The compensation of the Sub-Adviser for its services under this Agreement shall be paid by the Adviser in accordance with the attached Schedule C. The compensation of the Sub-Adviser under this Agreement shall be based solely on the assets of the Fund.

11. Other Investment Activities of the Sub-Adviser.

a. The Trust and the Subsidiary acknowledges that the Sub-Adviser or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities, including entities in which the Sub-Adviser or any member of its group has, directly or indirectly, a material interest or a relationship of any description with another party which may involve a potential conflict with the Sub-Adviser’s duty to the Trust or the Subsidiary and that the Sub-Adviser, its affiliated persons or any of its or their directors, officers, agents or employees may without prior reference to the Trust or the Subsidiary, buy, sell or trade in any securities for its or their own respective accounts (“Affiliated Accounts”).

b. Subject to the provisions of Section 7(e) hereof, the Trust agrees that the Sub-Adviser or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Sub-Advised Accounts, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion and in accordance with its allocation policy (described in section 2 of Annex C hereof), investment opportunities to the Sub-Advised Accounts over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objective and policies of the Sub-Advised Accounts and any specific investment restrictions applicable thereto.; and

c. The Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Sub-Advised Accounts may have an interest from time to time, whether in transactions which involve the Sub-Advised Accounts or otherwise. The Sub-Adviser shall have no obligation to acquire for the Sub-Advised Accounts a position in any investment which any Affiliated Account may acquire, and the Fund or the Subsidiary shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Sub-Advised Accounts or otherwise.

12. Certificate of Authority. The Trust, the Subsidiary, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors, executive committees or other governing body, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, the Subsidiary, the Sub-Advised Accounts, the Adviser and/or the Sub-Adviser.

13. Limitation of Liability.

a. The Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust, the Subsidiary or the Adviser, provided, however, that such acts or omissions shall not have resulted from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act or is intended to have the effect of excluding or restricting any duty or liability owed to the Fund or the Subsidiary by the Sub-Adviser under the UK regulatory system (as defined in the FCA Handbook). As used in this Section 13(a), the term “Sub-Adviser” shall include any Sub-Adviser Parties performing services for the Fund or the Subsidiary contemplated hereby.

b. Subject to Clause 13(a), none of the parties under this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to the other party for any delay in performance or any non-performance of any obligations under this Agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to Force Majeure provided that:

i. the relevant party could not have avoided the effect of the Force Majeure by taking precautions which, having regard to all matters known to it before the occurrence of the Force Majeure and all relevant factors, it ought reasonably to have taken but did not take; and

ii. the relevant party has used reasonable endeavours to mitigate the effect of the Force Majeure and to carry out its obligations under this Agreement in any other way that is reasonably practicable,

iii. and this Clause 13(c) is without prejudice to the Fund’s liability to any counterparty or broker or other party for any transaction effected by the Sub-Adviser for the Fund Account pursuant to this Agreement.

c. Each of the Trust and the Subsidiary shall indemnify and keep indemnified the Sub-Adviser and each of the Sub-Parties from and against any and all liability, penalty, fine, loss, damage, suit, cost or expense (together, “Loss”) which may be incurred by or asserted against such Sub-Adviser Party acting in its capacity as investment manager of the Sub-Advised Accounts (including as a result of a breach of Section 9) except insofar as the same may result from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

14. Confidentiality.

a. Subject to the duty of the Sub-Adviser, the Adviser the Trust and the Subsidiary to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Sub-Advised Accounts and the information or actions of the Sub-Adviser including all details relating (but not limited) to the Investment Program, the Sub-Adviser’s trading programs generally, its systems, methodologies, trading techniques, research, strategies, models and other commercial information relating to the Sub-Adviser or its group “(the “Confidential Information”) and any information or actions of the Adviser, the Trust or the Subsidiary in respect thereof (the “Confidential Information”).

b. No party shall use another party’s Confidential Information for any purpose other than the management of Investments in the Sub-Advised Accounts and that it shall not (and shall procure that its employees, officers, any member of its group and employees and officers of any member of its group shall not) copy, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of the Confidential Information other than as specifically envisaged by the terms of this Agreement.

c. Each party acknowledges and agrees that because of the proprietary nature of the Confidential Information described in Section 14(a), damages may not be an adequate remedy for any breach of its obligations under this Section 14 and therefore agrees that the non-breaching party will be entitled to seek specific performance and any other form of equitable or interim remedies to protect its interests and enforce the obligations of breaching party under this Section 14.

15. Assignment.

The rights and obligations under this Agreement may not be assigned, transferred or novated by any of the parties to this Agreement without the prior written consent of the other parties to the Agreement and in the event of such assignment, within the meaning of such term under the 1940 Act, the Agreement shall terminate automatically. The Sub-Adviser shall notify the Trust, the Subsidiary and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Trust, the Subsidiary and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

16. Representations, Warranties and Agreements from all Parties:

Each party hereby represents, warrants and undertakes to the other party that it is duly incorporated (or, as applicable, duly organized and validly existing) and in good standing and it has full power and authority to enter into and to and perform its obligations under this Agreement.

17. Representations, Warranties and Agreements of the Trust. The Trust represents warrants and agrees that:

a. The Sub-Adviser has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Sub-Advised Accounts as contemplated hereby.

b. The Trust will deliver to the Sub-Adviser a true and complete copy of the Fund’s then current Prospectus and Statement of Additional Information and such other documents or instruments governing the investment of the Sub-Advised Accounts issued pursuant to Section 5(a) and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement, promptly upon request by the Sub-Adviser.

c. The Trust is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon the Trust by applicable law and regulations.

d. Subject to any security which may be given by the Fund in favour of any of the clearing brokers, any counterparty or to the operator of any settlement system or clearing house, in each case in accordance with normal market practice:

i. the Fund is solely and beneficially entitled to the Investments; and

ii. the Fund will remain solely and beneficially entitled to the Investments at all times during the term of this Agreement and will not (other than in the circumstances set out above) dispose of, charge, or otherwise encumber the Investments without the prior written consent of the Sub-Adviser;

e. in appointing the Sub-Adviser under this Agreement, the Trust is acting as principal and not on behalf of any other person as agent, trustee or in any other fiduciary or representative capacity and the Sub-Adviser shall treat only the Trust as its client even where the Trust has disclosed or identified an underlying client of the Trust to the Sub-Adviser, unless otherwise agreed in writing;

f. the Trust has read and understood the Disclosure Document set out in Annex B hereof as amended from time to time (including the Risk Disclosure Statement contained therein), and will read amendments thereto when provided by the Sub-Adviser, and is aware of the risks inherent in the Investment Program (including, without limitation, the risks inherent in trading the financial instruments envisaged in the Investment Program) and the Investment Guidelines;

g. the Trust is not entering into this Agreement as a consequence of any advice given to it by the Sub-Adviser;

h. the Trust will maintain in place agreements with the clearing brokers of the Fund (and enter into or provide such ancillary documents) that are sufficient (including as to trading and credit limits) so as to enable the Sub-Adviser to: (1) apply the Investment Program in relation to the Sub-Advised Accounts in accordance with the Trading Level (as adjusted from time to time) and (2) provide any other services to the Trust contemplated under this Agreement. The Trust will promptly notify the Sub-Adviser if any such agreement or document is terminated or is amended so as to prevent the Sub-Adviser in any way from providing the services set out in this Agreement to the Trust;

i. the Trust will act at all times in compliance with the terms of all broker agreements to which it is a party or which the Sub-Adviser enters into on the Fund’s behalf and which are disclosed to the Trust;

j. the Trust has in place all regulatory approvals, license and/or exemptions as may be necessary in order for it enter into and perform its obligations under this Agreement;

k. the Fund is not a “benefit plan investor” (as defined below) and the Trust agrees to notify the Sub-Adviser immediately if the Fund becomes a benefit plan investor. As used herein, “benefit plan investor” means (1) any “employee benefit plan” as defined in, and subject to the fiduciary responsibility provisions of, the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) any “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (3) any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold “plan assets” of any such employee benefit plan or plan due to investments made in such entity by already described benefit plan investors (as determined under Section 3(42) of ERISA) ;

l. the Fund is an ‘eligible contract participant’ (as such term is defined in Section 1(a)(18) of the U.S. Commodity Exchange Act 1936), as amended;

m. the Fund is a “qualified eligible person” as that term is defined in U.S. Commodity Futures Trading Commission (“CFTC”) Regulation 4.7 and consents to being treated as “exempt” for the purposes of CFTC Regulation 4.7; and

The Trust agrees immediately to notify the Sub-Adviser and, where relevant, any competent authority if any of the statements above becomes incorrect.

18. Representations, Warranties and Agreements of the Subsidiary. The Subsidiary represents warrants and agrees that:

a. The Sub-Adviser has been duly appointed by its governing body to provide investment services to the Sub-Advised Accounts as contemplated hereby.

b. The Subsidiary will deliver to the Sub-Adviser a true and complete copy of such documents or instruments governing the investment of the Sub-Advised Accounts issued pursuant to Section 5(a) and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement, promptly upon request by the Sub-Adviser.

c. The Subsidiary is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon the Subsidiary by applicable law and regulations.

d. Subject to any security which may be given by the Subsidiary in favor of any of the clearing brokers, any counterparty or to the operator of any settlement system or clearing house, in each case in accordance with normal market practice:

i. the Subsidiary is solely and beneficially entitled to the Investments; and

ii. the Subsidiary will remain solely and beneficially entitled to the Investments at all times during the term of this Agreement and will not (other than in the circumstances set out above) dispose of, charge, or otherwise encumber the Investments without the prior written consent of the Sub-Adviser;

e. in appointing the Sub-Adviser under this Agreement, the Subsidiary is acting as principal and not on behalf of any other person as agent, trustee or in any other fiduciary or representative capacity and the Sub-Adviser shall treat only the Subsidiary as its client even where the Subsidiary has disclosed or identified an underlying client of the Subsidiary to the Sub-Adviser, unless otherwise agreed in writing;

f. the Subsidiary has read and understood the Disclosure Document set out in Annex B hereof as amended from time to time (including the Risk Disclosure Statement contained therein), and will read amendments thereto when provided by the Sub-Adviser, and is aware of the risks inherent in the Investment Program (including, without limitation, the risks inherent in trading the financial instruments envisaged in the Investment Program) and the Investment Guidelines;

g. the Subsidiary is not entering into this Agreement as a consequence of any advice given to it by the Sub-Adviser;

h. the Subsidiary will maintain in place agreements with the clearing brokers of the Subsidiary (and enter into or provide such ancillary documents) that are sufficient (including as to trading and credit limits) so as to enable the Sub-Adviser to: (1) apply the Investment Program in relation to the Sub-Advised Accounts in accordance with the Trading Level (as adjusted from time to time) and (2) provide any other services to the Subsidiary contemplated under this Agreement. The Subsidiary will promptly notify the Sub-Adviser if any such agreement or document is terminated or is amended so as to prevent the Sub-Adviser in any way from providing the services set out in this Agreement to the Subsidiary;

i. the Subsidiary will act at all times in compliance with the terms of all broker agreements to which it is a party or which the Sub-Adviser enters into on the Subsidiary’s behalf and which are disclosed to the Subsidiary;

j. the Subsidiary has in place all regulatory approvals, licenses and/or exemptions as may be necessary in order for it enter into and perform its obligations under this Agreement;

k. the Subsidiary is not a “benefit plan investor” (as defined below) and the Subsidiary agrees to notify the Sub-Adviser immediately if it becomes a benefit plan investor. As used herein, “benefit plan investor” means (1) any “employee benefit plan” as defined in, and subject to the fiduciary responsibility provisions of, the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) any “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (3) any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold “plan assets” of any such employee benefit plan or plan due to investments made in such entity by already described benefit plan investors (as determined under Section 3(42) of ERISA) ;

l. the Subsidiary is an ‘eligible contract participant’ (as such term is defined in Section 1(a)(18) of the U.S. Commodity Exchange Act 1936), as amended;

m. the Subsidiary is a “qualified eligible person” as that term is defined in U.S. Commodity Futures Trading Commission (“CFTC”) Regulation 4.7 and consents to being treated as “exempt” for the purposes of CFTC Regulation 4.7; and

The Subsidiary agrees immediately to notify the Sub-Adviser and, where relevant, any competent authority if any of the statements above becomes incorrect.

19. Representations, Warranties and Agreements of the Adviser. The Adviser represents, warrants and agrees that:

a. The Adviser has been duly authorized by the Board of Trustees of the Trust and the governing body of the Subsidiary to delegate to the Sub-Adviser the provision of investment services to the Sub-Advised Accounts as contemplated hereby.

b. The Adviser is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon the Adviser by applicable law and regulations.

c. The Adviser is registered with the CFTC in all capacities, if any, in which it is required under the U.S. Commodity Exchange Act, as amended, and the CFTC’s rules to be so registered and is a member of the NFA or is exempt from such registration and membership.

d. The Adviser agrees to promptly notify the Sub-Adviser if it receives any formal written notice from the SEC or any other regulatory authority regarding an audit inspection, enquiry or an investigation or similar into the affairs of the Fund or into the affairs of the Adviser and/or the Trust in such manner that the Advisor determines would likely result in a finding with a material and negative impact on the Fund or the Sub-Adviser.

e. To the extent that the Fund and/or the Subsidiary is an “AIF” as defined in Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers (“AIFMD”), the Adviser acknowledges that the Sub-Adviser is not the “AIFM” (as defined in AIFMD) of the Fund and/or the Subsidiary (as applicable).

f. Neither the Fund nor the Subsidiary shall invest in any illiquid securities for the purposes of the 1940 Act (save as may be traded by the Sub-Adviser pursuant to the Investment Program) without the Adviser having first provided the Sub-Adviser with 60 days’ prior written notice.

20. Representations. Warranties and Agreements of the Sub-Adviser.

The Sub-Adviser represents, warrants and agrees that:

a. The Sub-Adviser is registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”).

b. The Sub-Adviser is registered as a “commodity trading adviser” with the CFTC.

c. The Sub-Adviser is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon the Sub-Adviser by applicable law and regulations in relation to its provision of services under this Agreement to the Fund.

d. The Sub-Adviser will maintain, keep current and preserve on behalf of the Trust and the Subsidiary, as the case may be, in the manner required or permitted by the 1940 Act, the records identified in Schedule B. The Sub-Adviser agrees that such records (unless otherwise indicated on Schedule B) are the property of the Trust or Subsidiary, as the case may be, and will be surrendered to the Trust or the Subsidiary promptly upon such party’s request. The Sub-Adviser agrees to keep confidential all records of the Trust and the Subsidiary and information relating to the Trust and the Subsidiary, unless the release of such records or information is otherwise consented to in writing by the Trust or the Adviser and/or unless disclosure is required under applicable law or regulation. The Trust, the Subsidiary and the Adviser agree that such consent shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or similar proceedings or when required to divulge such information or records to duly constituted authorities.

e. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Sub-Advised Accounts as the Adviser, the Trust or the Subsidiary as the parties may from time to time agree to assure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

f. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, a director or the company secretary of the Sub-Adviser shall certify, to the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written request of the Trust, the Sub-Adviser shall permit the Trust, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1).

g. The Sub-Adviser will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and the Adviser.

h. The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

21. Amendment. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser, the Trust and each the Subsidiary, which amendment, other than amendments to Schedules A-2 and B, is subject to the approval of the Board of Trustees of the Trust and, to the extent required by the 1940 Act, the shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

22. Effective Date; Term. This Agreement shall become effective on the date first written above and shall remain in force for a period of time of two years from such date, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser, the Subsidiary or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

23. Termination.

a. This Agreement may be terminated by the Trust (by a vote of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund), the Subsidiary, or the Adviser, without the payment of any penalty, in each case, upon providing sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

b. This Agreement may also be terminated by the Sub-Adviser, without the payment of any penalty upon providing sixty (60) days’ written notice to the other parties hereto and immediately upon providing written notice to the other parties in the event where:

i. the performance of this Agreement shall become unlawful;

ii. the Sub-Adviser ceases to have a permission under Part IV of FSMA which covers the performance of the services under this Agreement; or

iii. any of the representations made by the Trust or the Adviser in this Agreement becomes incorrect; or

but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others (including, without limitation, the Fund’s obligation to pay Fees in respect of the period prior to termination in accordance with Schedule C to this Agreement).

c. In addition, this Agreement will terminate immediately on notice from another party in the event that any of the parties has become insolvent, gone into liquidation (other than a voluntary liquidation for the purpose of reconstruction or amalgamation forthwith to be carried into effect) or seeks to enter into a formal arrangement with its creditors.

d. Upon notification of termination of this Agreement, the Sub-Adviser shall continue to provide the services under this Agreement during any notice period and, to the extent the Sub-Adviser has not already done so, on termination of this Agreement the Sub-Adviser shall close out and shall, as soon as reasonably practicable, realize all investments having consideration for prevailing market conditions.

e. Upon termination of this Agreement, the Adviser shall pay to the Sub-Adviser such fees (or proportion thereof) as are due further to the calculations set out in Schedule C to this Agreement shortly after the month-end following termination in accordance with the standard procedure set out in Schedule C.

24. Subscriptions, Withdrawals and Reduction of Assets

a. Subject to Clause 24(b) below, the Adviser may, in accordance with the process set out in the Operating Procedures, request a reduction or increase in the Trading Level.

b. The parties hereby acknowledges that any liquidation of positions pursuant to Clause 23(c) or 24(a) hereof may reduce the value of such positions relative to the amount that may have been realized if the same had remained subject to the application of the Investment Program in the normal course, that the Sub-Adviser shall have no liability for any such reduction in value and that any such reduction shall be solely for the account of the Fund.

25. Definitions.

For the purposes of this Agreement:

“Business Day”	means a day on which banks are ordinarily open for business in London and New York;

“FCA”	means the United Kingdom Financial Conduct Authority whose address is at 25 The North Colonnade, Canary Wharf, London E14 5HS or any successor body which may from time to time be recognized under FSMA;

“FCA Handbook”	means the FCA Handbook of rules and guidance as amended and replaced by the FCA from time to time;

“FCA Rules”	means the rules set out in the Conduct of Business sourcebook component of the FCA Handbook;

“FSMA”	means the Financial Services and Markets Act 2000 of the United Kingdom as may be amended from time to time or any analogous legislation;

“Sub-Adviser Parties”	means the Sub-Adviser and its agents, delegates, officers employees, and their respective successors or assigns;

“Trading Level”	means the amount expressed in US dollars representing the exposure of the Fund to the Investment Program in respect of the Fund Account (including any and all cash and other assets actually held in the Account) as notified to the Sub-Adviser by the Trust or the Adviser from time to time in writing in accordance with Clause 24;

As used in this Agreement, the terms “affiliated person,” “assignment,” “control,” “interested person,” “principal underwriter” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

26. Notices. Any notice under this Agreement (each, a “Notice”) shall be given in writing addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business. Unless otherwise stated, such written notice may also be made by email, letter or facsimile.

Any such Notice, and all payments, statements, reports and other documents to be made or delivered pursuant to this Agreement shall be deemed to have been made or delivered:

a. if delivered personally, at the time of delivery;

b. if sent by facsimile or email, at the time of successful transmission to the relevant address set out below;

c. if sent by commercial courier, on the date and at the time of signature of the courier’s delivery receipt; or

d. if sent to an address in the same country as the sender by first-class post or recorded delivery, on the second Business Day after posting; and if sent internationally by first-class post or recorded delivery, on the fifth Business Day after posting,

PROVIDED THAT if, in accordance with the above provisions, any Notice or other communication would otherwise be deemed to be given or made after 6.00 p.m. on a Business Day or on a day which is not a Business Day, such Notice shall be deemed to be given or made at 9.00 a.m. on the next following Business Day. References to time in this Section 24 are to local time in the country of the addressee.

The addresses for delivery are as follows:

Sub-Adviser:

Aspect Capital Limited, 10 Portman Square, London W1H 6AZ, United Kingdom.

Attention:	Company Secretary
Telephone:	(+44) 207 170 9700
Facsimile:	(+44) 207 170 9680
Email:	legal@aspectcapital.com

Adviser:

Equinox Fund Management, LLC, 1775 Sherman Street, Suite 2500 Denver, CO 80203

Attention:	Daniel Prezioso
Telephone:	609-454-5227
Facsimile:	609-454-5010
Email:	dprezioso@equinoxLLC.com

Trust:

Equinox Funds Trust, c/o Gemini Fund Services, LLC P.O. Box 541150 Omaha, Nebraska 68154-1150

Attention:	Gemini Fund Services, LLC
Telephone:	1-888-643-3431
Facsimile:	n/a
Email:	fundservices@geminifund.com

Equinox Aspect Core Diversified Strategy Fund Limited, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Attention:	Equinox Fund Management, LLC
Telephone:	609-454-5227
Facsimile:	609-454-5010
Email:	dprezioso@equinoxLLC.com

Upon any change to the information set out in Section 24, the relevant party will inform the other by notice either, where possible, prior to such change taking effect or otherwise as soon as reasonably practical after such change has taken effect.

27. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

28. Governing Law and Jurisdiction. This Agreement, together with any non-contractual rights and obligations arising out of or in connection with it, are subject to and shall be construed and enforced in accordance with the laws of New York and the parties hereby submit to the non-exclusive jurisdiction of the federal courts of the United States in relation thereto.

29. Entire Agreement. This Agreement and the Schedules attached hereto embodies the entire agreement and understanding between the parties.

30. Miscellaneous

a. Other than each party’s agents, officers, employees or their respective successors or assigns a person who is not a party to this Agreement shall have no rights to enforce any term of this Agreement.

b. Each party shall do and execute, or arrange for the doing and execution of, each necessary act, document and thing reasonably within its power to implement this Agreement.

c. This Agreement may be executed in any number of counterparts, each of which is an original and all of which evidence the same agreement.

d. The provisions of Sections 9(e), 13, 14, , 25, 28, 29 and any other provisions of this Agreement which are expressed to survive termination or are required to give effect to such termination or its consequences, shall survive the termination of this Agreement for any reason.

e. Each party shall bear and pay its own costs, charges and expenses incurred in the negotiation, preparation and implementation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

EQUINOX FUNDS TRUST on behalf of the Equinox Aspect Core Diversified Fund

By:
Name:	Robert J. Enck
Title:	President and Principal Executive Officer

EQUINOX ASPECT CORE DIVERSIFIED FUND LIMITED

By:
Name:
Title:	Director

ASPECT CAPITAL LIMITED

By:
Name:
Title:

EQUINOX FUND MANAGEMENT, LLC

By:
Name:
Title:

SCHEDULE A

OPERATING PROCEDURES

From time to time the Adviser and the Sub-Adviser may jointly agree written Operating Procedures which shall govern reporting of transactions and other matters so as to facilitate (i) the monitoring of the Trust’s compliance with the restrictions and limitations applicable to the operations of a registered investment company and (ii) the preparation of reports to the Board of Trustees, regulatory authorities and shareholders.

SUBSTANTIVE LIMITATIONS

A.	The Sub-Adviser will manage the Sub-Advised Accounts in accordance with the investment objective, policies and limitations applicable to the Fund stated in the Trust’s Prospectus and Statement of Additional Information, in effect at the date of this Agreement, as each may be amended from time to time in accordance with Section 5 hereof; provided, however, that if a more stringent restriction or limitation than any of the foregoing is stated in Section B of this Schedule, the more stringent restriction or limitation shall apply to the Sub-Advised Accounts.

B.	The Sub-Adviser shall not, without the written approval of the Adviser, on behalf of the Sub-Advised Accounts:

1.	purchase securities of any issuer if such purchase would cause more than 10 % of the voting securities of such issuer to be held in the Sub-Advised Accounts (1940 Act §5(b)(1); IRC §851(b)(4)(a)(ii));

2.	purchase securities if such purchase would cause:

a.	more than 3% of the outstanding voting stock of any other investment company to be held in the Sub-Advised Accounts (1940 Act §12(d)(1)(A)(i)),

b.	securities issued by any other investment company having an aggregate value in excess of 5% of the value of the total assets in the Sub-Advised Accounts to be held in the Sub-Advised Accounts (1940 Act §12(d)(1)(A)(ii)),

c.	securities issued by all other investment companies (other than Treasury Stock) having an aggregate value in excess of 10% of the value of the total assets of the Sub-Advised Accounts to be held in the Sub-Advised Accounts (1940 Act §12(d)(1)(A)(iii)),

d.	more than 10% of the outstanding voting stock of any registered closed-end investment company to be held in the Sub-Advised Accounts, and by any other investment company having as its investment adviser any of the Sub-Advisers, the Adviser, or any other investment adviser to the Trust (1940 Act §12(d)(1)(C));

3.	purchase securities of any insurance company if such purchase would cause more than 10% of the outstanding voting securities of any insurance company to be held in the Sub-Advised Accounts (1940 Act §12(d)(2)); or

4.	purchase securities of or any interest in any person who is a broker, a dealer, is engaged in the business of underwriting, is an investment adviser to an investment company or is a registered investment adviser under the Investment Advisers Act of 1940 unless

a.	such purchase is of a security of any issuer that, in its most recent fiscal year, derived 15% or less of its gross revenues from securities-related activities (1940 Act Rule 12d3-l(a)), or

b.	despite the fact that such purchase is of any security of any issuer that derived more than 15% of its gross revenues from securities-related activities:

(1)	immediately after the purchase of any equity security, the Sub-Advised Accounts would not own more than 5% of outstanding securities of that class of the issuer’s equity securities (1940 Act Rule 12d3-1(b)(1));

(2)	immediately after the purchase of any debt security, the Sub-Advised Accounts would not own more than 10% of the outstanding principal amount of the issuer’s debt securities (1940 Act Rule 12d3-1(b)(2)); and

(3)	immediately after the purchase, not more than 5% of the value of the Sub-Advised Accounts’ total assets would be invested in the issuer’s securities (1940 Act Rule 12d3-1(b)(3)).

For the avoidance of doubt, none of the provisions in this section B is intended to restrict investment in any exchange traded derivatives, whether or not in respect of the underlying assets set out in (1) to (4) above.

C. The Sub-Adviser will manage the Sub-Advised Accounts in accordance with the permitted investment guidelines set forth in the Operating Procedures. Such permitted investment guidelines may be amended as agreed between the parties from time to time in response to any enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) impacting the Trust or the Subsidiary that occurs after the date of the Agreement hereto.

Dated: [        ], 2014

SCHEDULE B

RECORD KEEPING REQUIREMENTS

Records To Be Maintained by the Sub-Adviser:

A.	(Rule 31a-l(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser on behalf of the Sub-Advised Accounts for, or in connection with, the purchase or sale of securities or other assets, whether executed or unexecuted. Such records shall include:

1.	the name of the broker;

2.	the terms and conditions of the order and of any modification or cancellation thereof;

3.	the time of entry or cancellation;

4.	the price at which executed;

5.	the time of receipt of a report of execution; and

6.	the name of the person who placed the order on behalf of the Sub-Advised Accounts.

B.	(Rule 31a-l(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases (e.g. execution ability, execution and research) upon which the allocation of orders for the purchase and sale of portfolio securities and other assets to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

1.	shall include the consideration given to:

a.	the sale of shares of the Trust by brokers or dealers;

b.	the supplying of services or benefits by brokers or dealers to:

(1)	the Trust,

(2)	the Adviser,

(3)	the Sub-Adviser, and

(4)	any person other than the foregoing; and

c.	any other consideration other than the technical qualifications of the brokers and dealers as such;

2.	shall show the nature of the services or benefits made available;

3.	shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation; and

4.	shall show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

D.	(Rule 31a-l(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of Fund securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of Fund securities and such other information as is appropriate to support the authorization.

E.	(Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser’s transactions with respect to the Sub-Advised Accounts.

Dated: [        ], 2014

SCHEDULE C

FEE SCHEDULE

[                                 ]

SCHEDULE D

ACCOUNT SUMMARY AND SERVICES SCHEDULE

1.	Commencement Authorisation

The Adviser hereby authorizes the Sub-Adviser to commence the provision of services under this Agreement and the trading of the Account in accordance with the Investment Program.

Account Summary

Name of Investment Program	“Aspect Core Diversified Program” (as set out and described in Annex A)

Base Currency	US dollars

Initial Trading Level	The Trading Level specified in the first Notice provided by the Adviser or the Trust in accordance with Section 14 of the Agreement.

Investment Guidelines	See Schedule A of the Agreement

Clearing Brokers(s)	Morgan Stanley & Co, LLC

3.	Services to be provided by the Sub-Adviser in relation to the Account

Cash Management and Account Sweeping	Unless otherwise agreed in writing by the parties to the Agreement, the Sub-Adviser will not provide any cash management services in relation to the Sub-Advised Accounts, including the sweeping of currency balances to the base currency of the Sub-Advised Accounts or the hedging of the Sub-Advised Accounts’ currency exposures save that, subject to, and limited to the extent of, the Sub-Adviser’s separate agreement in writing with the Adviser and/or the Trust (depending on the procedures of the appropriate broker(s)), the Sub-Adviser shall provide reasonable assistance to the relevant parties in order that any non-base currency balances on any futures contracts are periodically converted to the base currency of the Sub-Advised Accounts. Notwithstanding the provision by the Sub-Adviser of any cash management services, the Sub-Adviser will not hold client money. All money within the Sub-Advised Accounts shall be held in accordance with the custody arrangements agreed with the brokers or other custodians or dealers approved and appointed by the Adviser and/or the Trust and on terms agreed by the Trust.

SCHEDULE E

SUB-ADVISER’S EXECUTION POLICY FOR PROFESSIONAL CLIENTS

THE INFORMATION SET OUT BELOW HAS BEEN PROVIDED FOR INFORMATION ONLY. IT DOES NOT FORM PART OF ANY AGREEMENT WITH YOU AND IS NOT INTENDED TO BE CONTRACTUALLY BINDING

Scope and application of the Execution Policy

The requirement to provide our clients with the information set out below on the Sub-Adviser’s Execution Policy results from the implementation of the Markets in Financial Instruments Directive, 2004/39/EC (MiFID) in the Conduct of Business Sourcebook (COBS) of the Financial Conduct Authority’s Handbook.

The Sub-Adviser has established and implemented an Execution Policy, which is designed to allow the Sub-Adviser to take all reasonable steps to obtain the best possible result for the execution of orders for your account. This means that we have in place a policy and procedures that are designed to obtain the best possible result for the execution of your orders, subject to and taking into account the nature of your orders and the nature of the markets and products concerned.

Best execution obligation

Under COBS, the Sub-Adviser is obliged to take all reasonable steps to obtain the best possible result for its clients when we execute, or place or transmit, orders with other entities for execution in respect of Financial Instruments (as defined in the Financial Conduct Authority’s Handbook), taking into account price, costs, speed, likelihood of execution and settlement, size, nature, type and characteristics of financial instruments, characteristics of the execution venues, investment objectives, policies and risks specific to the clients(s) concerned (as set out in the relevant offering and/or constitutional document(s)) and other relevant considerations.

Where the Sub-Adviser executes an order it will do so having regard to the factors referred to above.

Our commitment to provide you with “best execution” does not mean that we owe you any fiduciary responsibilities over and above those resulting from our formal contractual relationship.

Execution venues and brokers

We will use one of a selection of approved brokers and execution venues for the execution of orders of the relevant instrument class (a list of such entities and execution venues is included for each instrument class in the Execution Policy) that we believe will enable us to obtain on a consistent basis the best possible result for the execution of client orders.

In deciding which entity or execution venue to use for the execution of an order we will take into account the execution factors stated above.

In certain financial instruments, the Sub-Adviser may have access to only one type of execution venue or only a single execution venue or broker as there may only be one such type of execution venue or only a single execution venue or broker.

Monitoring and Review

We will review the Execution Policy annually and monitor compliance with the Execution Policy on a regular basis.

ANNEX A

Investment Objective, Policies and Restrictions

The Sub-Adviser will manage the assets of the Sub-Advised Accounts pursuant to the Aspect Core Diversified Program (the “Investment Program”), a systematic quantitative investment program. The Investment Program applies a systematic and broadly diversified global investment system, which deploys multiple investment strategies that through the use of listed futures contracts, seek to identify and exploit directional moves in the market behavior of a broad range of financial instruments and other assets including, but not limited to, currencies, interest rates, equities, equity indices, debt securities (including bonds) and commodities (including energy, metal and agricultural commodities). By maintaining comparatively small exposure to any individual market and maintaining positions in a variety of contracts, the Investment Programme aims to achieve long-term diversification. To the extent that the term “systematic” is used in this Annex A to describe the Investment Programme and/or a number of related processes, it should be noted that human discretion is necessarily involved in the development of the Sub-Adviser’s operations (including the Investment Program) and in certain circumstances the Sub-Adviser may also deviate from its automatic systems, for example as a result of external, unforeseen or dramatic events.

The investment objective of the Investment Program is to generate significant medium- term capital growth independent of overall movements in traditional stock and bond markets within a rigorous risk management framework (the “Investment Objective”). This Investment Objective is intended to be achieved via the investment policy for the Investment Program, such policy being to trade relevant asset classes applying the Investment Program (the “Investment Policy”).

The core objectives that apply to the Investment Program are:

•	to produce strong medium-term capital growth;

•	to seek and exploit profit opportunities in both rising and falling markets using a disciplined quantitative and systematic investment process;

•	to seek long term diversification away from overall movements in traditional bond and stock markets and thereby play a valuable role in enhancing the risk/return profile of traditional investment portfolios; and

•	to minimize risk by operating in a diverse range of markets and sectors using a consistent investment process that adheres to pre-defined and monitored risk limits and determines market exposure in accordance with factors including, but not limited to, market correlation, volatility, liquidity and the cost of market access.

The Investment Program employs an automated system to collect, process and analyze market data, including current and historical price data, and identify and exploit directional moves in market behavior. The Investment Program seeks to identify trends over a range of timescales and positions are taken according to the aggregate signal and are adjusted to control risk.

ANNEX B

DISCLOSURE DOCUMENT

ANNEX C

REGULATORY ANNEX

1.	Best Execution

a.	Each of the Trust, the Subsidiary and the Adviser expressly consents to the Sub-Adviser’s Execution Policy a description of which is set out in Schedule D of the Agreement and to the Sub-Adviser effecting transactions on the Fund’s behalf outside a Regulated Market (as defined in the FCA Handbook) or a multilateral trading facility (as defined in the FCA Handbook).

b.	Any material changes to the Execution Policy will be made available at www.aspectcapital.com/bep (or such other website as the Sub-Adviser may from time to time notify to the Trust ) and will be notified to the Trust by email no less than 21 days before those changes take effect. Upon any such email notification, the Sub-Adviser will be deemed to have consented to any such material changes. In this respect the Trust represents that it has regular access to the internet and that it has provided the Sub-Adviser with an e-mail address pursuant to which the Sub-Adviser shall electronically notify the Trust of the information described in this Section 7 and consents to the Sub-Adviser providing the Trust with information, including, without limitation, the Execution Policy, information concerning amendments to the Execution Policy and information about the nature and risks of investments, by posting such information at www.aspectcapital.com/bep, www.aspectcapital.com or such other website as the Sub-Adviser may from time to time notify to the Trust.

2.	Potential Conflicts of Interest, Aggregation of Orders

a.	Where the Sub-Adviser (or any member of its group) acts in circumstances where it has a material interest or conflict of interests, the Sub-Adviser will take all reasonable steps to identify, avoid and manage potential conflicts in a way that ensures fair treatment for the Fund and complies with the 1940 Act and rules promulgated thereunder. In accordance with the FCA Rules, the Sub-Adviser has established and maintains a written conflicts of interest policy.

b.	The Sub-Adviser has established and implemented an allocation policy in accordance with the FCA Rules. Subject to the FCA Rules, when the Sub-Adviser executes transactions in Investments on behalf of the Fund or places orders relating to Investments on behalf of the Fund with brokers for execution by those brokers, the Sub-Adviser may (and is likely to) combine orders for the Fund with the Sub-Adviser’s own orders or orders of any member of the Sub-Adviser’s group or of some other person connected with the Sub-Adviser, or with the orders of any other client of the Sub-Adviser. Aggregation of orders may, on some occasions, operate to the disadvantage of the Fund.

c.	Subject to Section 13 of the Agreement, neither the Sub-Adviser nor any member of its group shall be liable to account to the Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Sub-Adviser’s fees be abated thereby.

3.	Client Categorization

a.	On the basis of information available to the Sub-Adviser, the Sub-Adviser has categorized the Trust as a Professional Client (as such term is defined in the FCA Handbook with reference to the FCA rules) and the Trust will benefit from those regulatory protections afforded to that category in the FCA Rules.

b.	The Trust acknowledges that it has the right to request treatment as a Retail Client. The Sub-Adviser retains the right not to act as a discretionary investment manager for the Fund in the event that the Trust requests categorization as a Retail Client (as such term is defined in the FCA Handbook with reference to the FCA rules).

4.	Miscellaneous Regulatory and FCA Provisions

a.	Save as set out in the Investment Objective and the Investment Policy (each as set out in Annex A of the Agreement) and the Investment Guidelines (set out in Schedule A of the Agreement), each of the Trust and the Adviser confirms that the Fund’s investment objectives with respect to the Account do not include:

i.	any limits or restrictions on the length of time for which it wishes to hold any particular Investment;

ii.	any preference regarding risk taking;

iii.	any particular risk profile; or

iv.	any particular purpose for its investment activities.

b.	Under the FCA Rules (as defined in the Agreement), the Sub-Adviser is required to establish an appropriate method of evaluation and comparison, based on the investment objectives and approach of the Fund and subject to the investment restrictions set out in the Investment Guidelines and the types of Investments, so as to enable the client to assess the Sub-Adviser’s performance. Given the wide investment objectives of the Trust, the intention (underlying the investment approach) to achieve absolute positive returns and the lack of a meaningful benchmark, the Adviser, the Trust and each the Subsidiary will evaluate and compare its performance by reference to whether it has achieved absolute positive returns after deduction of fees.

c.	The Sub-Adviser has in operation a written procedure in accordance with the FCA Rules for the effective consideration and proper handling of complaints from customers. All formal complaints should in the first instance be made in writing to the Compliance Officer of the Sub-Adviser at the address stated in this Agreement.

d.	The Fund, as a Professional Client, has no right of complaint to the Financial Ombudsman Service in respect of any act or omission of the Sub-Adviser which is or is alleged to be in breach of the FCA Rules.

e.	FCA-regulated business conducted by the Sub-Adviser pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Trust is an “eligible claimant” (as defined in the FCA Handbook). The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FCA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency). Most types of designated investment business are covered for 100 per cent of the sum owed, to a maximum compensation of £50,000 per eligible claimant. The Fund may be an eligible claimant (as defined by the FCA Handbook) in relation to compensation. Accordingly, depending on the specific circumstances of each case the Fund may have a right to make a claim for compensation under the Financial Services Compensation Scheme in respect of an inability of the Sub-Adviser to satisfy a claim made against it by the Trust.

f.	The Fund will promptly grant access and provide documents relating to any anti-money laundering or similar checks that the Sub-Adviser may reasonably request.

g.	The funds to be deposited in the Sub-Advised Accounts and the basis of the valuation of assets comprising the Sub-Advised Accounts on an on-going basis shall be as notified to the Fund by the clearing broker(s).

h.	The Sub-Adviser does not enter into dealing arrangements for the receipt of goods or services that relate to the execution of trades or the provision of research, under which the Sub-Adviser executes customer orders in any of the designated investments specified in the FCA Rules.

i.	Certain brokers or third parties may introduce clients to the Sub-Adviser without being separately remunerated for such services to the extent this is permitted under the FCA Rules. The Sub-Adviser has identified the potential conflicts of interest that may arise as a result of such arrangements in its conflicts of interest policy so as to ensure as far as possible that such arrangements shall not impair compliance with the Sub-Adviser’s duty to act in the best interests of the Fund. Further information on such arrangements shall be disclosed to the Fund on request.

j.	Other than as contemplated in the Investment Program, the Sub-Adviser shall not be permitted to borrow amounts on behalf of the Fund or commit the Fund to borrow amounts (for purposes of supplementing the Sub-Advised Accounts or otherwise).

k.	PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS COMMENT UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISER DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.